AZZ Inc. Reports Financial Results for the
Third Quarter of Fiscal Year 2020

Third Quarter FY2020 EPS Up 42.4% to $0.84 versus $0.59 for Q3 FY2019

Third Quarter FY2020 Revenues Up 21.6% to $291.1 million versus $239.5 million for Q3 FY2019

Third Quarter FY2020 Operating Margin of 11.5% compared to 9.5% in Q3 FY2019

Company maintains full fiscal year 2020 guidance to Revenues of $1,020 million - $1,060 million and EPS of $2.60 - $2.90 per share

January 9, 2020 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three- and nine-month periods ended November 30, 2019.

Management Discussion
Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “Third quarter fiscal year 2020 financial results were driven by strength in both our Energy and Metal Coatings segments with consolidated revenue increasing 21.6% to $291.1 million and net income increasing 43.1% to $22.0 million, as compared to the third quarter last year.

“Metal Coatings segment revenue increased 20.2% from the third quarter of last year driven by organic volume growth and strategic acquisitions. Operating margins were 21.1%, compared to 17.0% in the third quarter of fiscal 2019, driven by lower zinc costs flowing through our kettles, offset somewhat by the costs associated with ramping up our Surface Technologies and Continuous Galvanized Rebar businesses,” stated Mr. Ferguson. “We are confident that our Digital Galvanizing System (“DGS”) initiative will allow us to realize greater operational efficiency and productivity. We anticipate the uptick in the costs associated with growing the Surface Technologies and Continuous Galvanized Rebar businesses to be temporary. AZZ remains the industry leader in North America with 41 galvanizing plants and continues to pursue growth through organic and inorganic channels.”

As we previously indicated our Energy Segment experienced a particularly strong fall turnaround season in North America, driving 22.7% revenue growth with 10.8% operating margins. The Welding Solutions group had a strong third quarter, executing at a very high level during a very active fall turnaround season. Our industrial served markets improved compared to prior year, and we are especially pleased with the demand for specialty welding, both domestically and internationally.

Overall, consolidated bookings - in both the Energy and Metal Coatings segments - were up 24.8% for the quarter, growing to $263.7 million compared to $211.3 million in the third quarter last year. We are focused on delivering organic growth and driving operational efficiencies in both segments to improve future sales. We expect to complete fiscal 2020 on a strong note with that momentum carrying into fiscal 2021.”

Mr. Ferguson concluded, “We are reaffirming our previously issued guidance for fiscal 2020 with earnings per share to be in the range of $2.60 to $2.90 per diluted share, and revenues to be in the range of $1.02 to $1.06 billion. Our fiscal year 2020 guidance reflects our estimates given the current market conditions, current backlog expectations, and does not include any significant acquisitions or divestitures.”

Third Quarter Results
Revenues for the third quarter of fiscal year 2020 were $291.1 million compared to $239.5 million for the same quarter last year, an increase of 21.6%. Net income for the third quarter increased 43.1% to $22.0 million, or $0.84 per diluted share, compared to $15.4 million, or $0.59 per diluted share for the third quarter of fiscal year 2019.

Gross margins for the third quarter of fiscal year 2019 were 23.1% compared to 20.8% in the third quarter of last year. Operating margins were 11.5% compared to 9.5% the third quarter of fiscal year 2019 despite SG&A as a percentage of sales rising slightly to 11.6% of sales compared to 11.3% of sales in the prior year. Additionally, the effective tax rate increased to 28.6% in the current quarter compared to 17.8% in the third quarter of the prior year, with the change primarily attributable to 2019 tax return to provision adjustments that were recorded during the quarter.

Incoming orders for the quarter were $263.7 million resulting in a book to revenue ratio of 0.91. In the third quarter of fiscal year 2019 incoming orders were $211.3 million, resulting in a book to revenue ratio of 0.88. Our backlog at the end of the third quarter of fiscal year 2020 fell 10.8% to $274.5 million compared to $307.8 million for the third quarter of last year. Approximately 36% of the current backlog is expected to be delivered outside the U.S., compared to 54% in the third quarter of fiscal year 2019.

Metal Coatings Segment
Revenues for the Metal Coatings segment for the third quarter of fiscal year 2020 were $129.2 million, compared to the $107.5 million for the same period last year, an increase of 20.2%. Gross profit grew 46.0% to $31.6 million from $21.7 million in the same quarter last year, driving gross margins of 24.5% compared to 20.2% in the same quarter last year. Operating income increased 48.8% to $27.3 million as compared to $18.3 million in the third quarter last year. As a result, operating margins for the third quarter of fiscal year 2020 grew 410 basis points to 21.1%, compared to 17.0% in the same period last year.

Energy Segment
Revenues for the Energy segment for the third quarter of fiscal year 2019 were $161.9 million as compared to $132.0 million for the same quarter last year, an increase of 22.7%. Gross profit rose 27.1% to $35.7 million compared to $28.1 million for the same period last year, with gross margins of 22.0% for the third quarter of fiscal year 2020 compared to 21.3% in the prior year. Operating income for the Energy segment increased 51.1% to $17.4 million compared to $11.5 million for the same period last year. Operating margins for the third quarter of fiscal year 2020 rose 210 basis points to 10.8% as compared to 8.7% in the prior year.

Conference Call
AZZ Inc. will conduct a conference call to discuss financial results for the third quarter of fiscal year 2020 at 11:00 A.M. ET on Thursday, January 9, 2020. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10137851, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.
AZZ Inc. is a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure.

AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2019	2018	2019	2018

Net sales	$291,139	$239,516	$816,452	$724,539
Costs of sales	223,808	189,761	630,328	569,175
Gross margin	67,331	49,755	186,124	155,364

Selling, general and administrative	33,903	26,986	99,515	91,794
Operating income	33,428	22,769	86,609	63,570

Interest expense	3,301	3,723	10,433	11,541
Other (income) expense, net	(743)	309	367	(839)
Income before income taxes	30,870	18,737	75,809	52,868
Income tax expense	8,835	3,342	16,932	10,511
Net income	$22,035	$15,395	$58,877	$42,357
Earnings per common share
Basic	$0.84	$0.59	$2.25	$1.63
Diluted	$0.84	$0.59	$2.24	$1.62

Diluted average shares outstanding	26,263	26,151	26,246	26,092

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2019	2018	2019	2018
Net sales:
Energy	$161,943	$132,025	$440,259	$385,526
Metal Coatings	129,196	107,491	376,193	339,013
	$291,139	$239,516	$816,452	$724,539

Segment operating income (loss):
Energy	$17,421	$11,532	$34,231	$25,763
Metal Coatings	27,258	18,321	85,323	65,581
Corporate	(11,251)	(7,084)	(32,945)	(27,774)
	$33,428	$22,769	$86,609	$63,570

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 30, 2019	February 28, 2019

Assets:
Current assets	$414,621	$378,545
Net property, plant and equipment	211,691	210,227
Other assets, net	546,256	499,798
Total assets	$1,172,568	$1,088,570

Liabilities and shareholders’ equity:
Current liabilities	$182,373	$164,771
Long term debt due after one year, net	254,845	240,745
Other liabilities	82,107	79,326
Shareholders’ equity	653,243	603,728
Total liabilities and shareholders’ equity	$1,172,568	$1,088,570

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended November 30,
	2019	2018

Net cash provided by operating activities	$72,054	$58,104
Net cash used in investing activities	(82,834)	(21,329)
Net cash provided by (used in) financing activities	1,209	(39,274)
Effect of exchange rate changes on cash	(145)	(941)
Net decrease in cash and cash equivalents	$(9,716)	$(3,440)
Cash and cash equivalents at beginning of period	24,005	20,853
Cash and cash equivalents at end of period	$14,289	$17,413

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